FIRST AMENDMENT TO RIGHTS AGREEMENT
     This FIRST AMENDMENT (this “Amendment”) to the Rights Agreement, dated as of February 6, 2004 (the “Rights Agreement”), between Symbion, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., as successor to SunTrust Bank, as rights agent (the “Rights Agent”), is entered into and effective as of April 24, 2007. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;
     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), among the Company, Symbol Acquisition, L.L.C. (“Parent”), and Symbol MergerSub, Inc. (“Acquisition”), and the Company, providing for the merger (the “Merger”) of the Company and Acquisition, with the Company continuing as the surviving corporation;
     WHEREAS, the Board of Directors of the Company has determined, in connection with the execution of the Merger Agreement, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment;
     WHEREAS, (i) Section 29 of the Rights Agreement provides that, so long as the Rights are then redeemable, the Company may, and the Rights Agent shall if so directed by the Company, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Right Certificates or Common Shares (subject to limited exceptions that do not apply for purposes hereof); (ii) pursuant to Section 29 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 29 of the Rights Agreement; and (iii) pursuant to the terms of the Rights Agreement and in accordance with Section 29 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     Section 1. Amendments to Rights Agreement.
A. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following at the end of such definition:
“Notwithstanding anything in this Section 1(a) to the contrary, none of Symbol Acquisition, L.L.C., a Delaware limited liability company (“Parent”), Symbol MergerSub, Inc., a Delaware corporation (“Acquisition”), any employees or stockholders of the Company who have agreed or after the date hereof shall agree with Parent to contribute Common Shares to Parent or Acquisition in exchange for Parent equity interests immediately prior to the Effective Time (as defined below) (such agreements to contribute being hereinafter defined as “Contribution Agreements”), or any of its respective Affiliates, either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” solely by virtue or as a result of (i) the approval, execution, delivery, adoption or performance of the Agreement and Plan of Merger, dated as of April 24, 2007, among Parent, Acquisition and the Company (as it may be amended or supplemented from time to time, the “Merger Agreement”), (ii) the consummation of the Merger (as defined in the Merger Agreement) or any other transactions contemplated thereby or (iii) the execution, delivery or performance of the Contribution Agreements (such actions described in this sentence, collectively, the “Permitted Events”, and individually, a “Permitted Event”).”
          B. The definition of “Business Day” in Section 1(f) of the Rights Agreement is modified, amended and restated as follows:
“‘Business Day’ shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.”
          C. The definition of “Close of Business” in Section 1(g) of the Rights Agreement is modified, amended and restated as follows:
“‘Close of Business’ on any given date shall mean 5:00 P.M., Boston, Massachusetts time, on such date; PROVIDED, HOWEVER, that if such date is not a Business Day it shall mean 5:00 P.M., Boston, Massachusetts time, on the next succeeding Business Day.”
D. The definition of “Shares Acquisition Date” in Section 1(aa) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely by virtue or as a result of the public announcement of any Permitted Event.”
          E. The last sentence of Section 2 of the Rights Agreement is deleted in its entirety and replaced with the following:
“The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event be liabile for, the acts or omissions of any such co-Rights Agent.”

          F. Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of any Permitted Event.”
          G. Section 8(a) of the Rights Agreement is modified, amended and restated as follows:
“Subject to the provisions of Section 8(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at its Corporate Trust Office, together with payment of the Purchase Price for each one one-thousandth (1/1000) of a Preferred Share (or other securities) as to which the Rights are exercised, at or prior to the earliest of (1) the Close of Business on the Final Expiration Date, (2) the time of redemption on the Redemption Date, (3) the time at which such Rights are mandatorily redeemed and exchanged as provided in Section 25 hereof, or (4) the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), but only if the Effective Time shall occur. The Company will provide the Rights Agent with notice of the Effective Time, provided, however, that failure to notify the Rights Agent of the Effective Time shall not in any way affect the time at which the Rights cease to be exercisable pursuant to the foregoing sentence.”
          H. The following sentence is added as the second sentence of Section 22 of the Rights Agreement:
“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”
I. The address of the Rights Agent included in Section 28 of the Rights Agreement is deleted in its entirety and replaced with the following:
“Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts 02021
Attention: Client Administration”
          J. A new Section 37 is added to read in its entirety as follows:
“Section 37. TERMINATION. Notwithstanding anything herein to the contrary, immediately prior to the Effective Time, but only if the Effective

Time shall occur, (a) this Agreement shall be terminated and be without further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder, and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company or of any other Person; provided, however, that notwithstanding the foregoing, Sections 19 and 20 hereof shall survive the termination of this Agreement.”
     Section 2. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
     Section 3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 4. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.
     Section 5. Effectiveness. This Amendment is effective as set forth above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.
     Section 6. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Amendment, or caused this Amendment to be executed by their authorized representatives, as of the date stated in the introductory paragraph of this Amendment.

SYMBION, INC.:
By:	/s/ Richard E. Francis, Jr.
	Name:	Richard E. Francis, Jr.
	Title:	Chairman and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.:
By:	/s/ Stephen Cesso
	Name:	Stephen Cesso
	Title:	General Counsel